Exhibit 21

                           Subsidiaries of the Company




Name of Company                                  Incorporated Under the Laws of

CII Insurance Agency, Inc.                       California
California Indemnity Insurance Company           California
         Commercial Casualty Insurance Company   California
         CII Insurance Company                   California
         Sierra Insurance Company of Texas       Texas
         Sierra Financial Agency, Inc.           Nevada